Exhibit 99.1
Contact Info:    Joseph R. Lussier, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5578

Enterprise Bancorp, Inc. Announces Fourth Quarter Financial Results

LOWELL, MA, January 26, 2023 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the three months ended December 31, 2022, of $12.3 million, or $1.01 per diluted common share, compared to $10.8 million, or $0.90 per diluted common share, for the three months ended December 31, 2021. Net income for the year ended December 31, 2022, amounted to $42.7 million, or $3.52 per diluted common share, compared to $42.2 million, or $3.50 per diluted common share, for the year ended December 31, 2021.

Chief Executive Officer Jack Clancy commented, "Net income for the quarter increased 13% over the prior year period led by strong loan growth and higher interest rates. In the fourth quarter, loans increased by 2% (9% annualized) and tax-equivalent net interest margin (non-GAAP) increased to 3.81%, which was the highest level since the first quarter of 2020."

Mr. Clancy continued, "Core loan growth (non-GAAP), which excludes PPP loans, was 12% for the full year and was funded primarily from our overnight liquidity position. Total customer deposits increased 1% over the prior year. Credit quality and loan reserves remain solid. Non-performing loans amounted to 0.19% of total loans and the allowance for credit losses to total loans was 1.66% as of December 31, 2022. Additionally, we had $4.3 million in reserves for unfunded commitments."

Executive Chairman & Founder George Duncan commented, "2022 was a very successful year with net income of $42.7 million and diluted earnings per share of $3.52 for the year ended December 31, 2022, and on January 17, 2023, the Company declared a quarterly dividend of $0.23 per share, an increase of 12% over the prior year quarter."

Mr. Duncan continued, "During 2022, we opened a branch in Londonderry, New Hampshire, which was our third branch opening since the pandemic began in 2020, following successful openings in Lexington, Massachusetts in 2020 and North Andover, Massachusetts in 2021. Our branch growth strategy is to enter strong demographic markets and invest significantly in business development and community initiatives. Our focus on community involvement, outstanding and responsive service, and a strong digital platform provides the foundation to deliver valued products and services including commercial lending, residential mortgages, cash management, and wealth management. Our approach has been highly successful and we are experiencing excellent market penetration in these new locations."

Mr. Duncan also highlighted, "In November 2022, we were recognized by the Boston Globe for our deep commitment to our team members. Enterprise Bank ranked 7th on the Boston Globe's Top Places to Work ("TPTW") list. We were the highest rated bank in our category of large sized companies in Massachusetts and our inclusion in 2022 was our eleventh consecutive year on the TPTW list. I want to personally thank and commend our entire dedicated team for their continual efforts in fostering an employee-centric culture whose foundation is based on respect, trust, care, personal accountability and excellence."

Net Income
Net income for the three months ended December 31, 2022, amounted to $12.3 million, an increase of $1.5 million, or 13%, compared to the three months ended December 31, 2021.
•The increase in net income was due primarily to an increase in net interest income of $6.5 million, partially offset by increases in the provision for credit losses of $838 thousand and non-interest expense of $1.6 million and a decrease in non-interest income of $1.8 million.

•The decrease in non-interest income for the three months ended December 31, 2022 was impacted by three non-core operating transactions further discussed under the heading "Non-Interest Income," below.

Net Interest Income
Net interest income for the three months ended December 31, 2022, amounted to $42.2 million, an increase of $6.5 million, or 18%, compared to the three months ended December 31, 2021.
•The increase in net interest income was due largely to increases in loan income, excluding Paycheck Protection Program ("PPP") income (non-GAAP), of $8.5 million and other interest-earning asset income of $3.2 million, partially offset by a decrease in PPP income of $3.2 million and an increase in deposit interest expense of $2.4 million.

Net Interest Margin
Tax-equivalent net interest margin ("net interest margin") (non-GAAP) was 3.81% for the three months ended December 31, 2022, compared to 3.61% and 3.34% for the three months ended September 30, 2022 and December 31, 2021, respectively.

Net interest margin has been favorably impacted by increases in market interest rates and the prime lending rate over the comparable periods. In particular, interest-earning deposits with banks have been impacted most favorably, as noted below.
•Average interest-earning deposits with banks amounted to $358.2 million, a decrease of $173.3 million, or 33%, while the yield increased 354 basis points. The decrease in average interest-earning deposits with banks resulted primarily from funding growth in the loan portfolio and the increase in yield reflected a significant change in market interest rates during 2022.

Other items impacting net interest margin for the three months ended December 31, 2022, compared to the prior year period, included:
•Average investment securities increased $81.6 million, or 9%, while the tax-equivalent yield remained unchanged.
•Average loans increased $245.3 million, or 9%, and the tax-equivalent yield increased 32 basis points.
◦Average core loans (non-GAAP) increased $347.1 million, or 13%, and the yield increased 62 basis points. Core loan yields (non-GAAP) have benefited primarily from increases in the prime lending rate of 425 basis points between March and December of 2022.
◦Average PPP loans outstanding decreased $101.7 million, or 98%, due to the continued forgiveness of PPP loans by the Small Business Administration (the "SBA") during the period. PPP income amounted to $24 thousand for the three months ended December 31, 2022, compared to $3.2 million for the three months ended December 31, 2021.
•Average total deposits increased $128.8 million, or 3%, and the yield increased 23 basis points as a result of higher market rates due to competition within the market.

Provision for Credit Losses
The provision for credit losses for the three months ended December 31, 2022, amounted to $1.9 million, compared to $1.0 million for the three months ended December 31, 2021.
•The provision for the three months ended December 31, 2022, consisted of $1.6 million for loans outstanding and $266 thousand for reserves on unfunded commitments (included in other liabilities).
•The majority of the provision for credit losses during the fourth quarter of 2022 related to growth in the Company's loan portfolio and in off-balance sheet commitments.

Non-Interest Income
Non-interest income for the three months ended December 31, 2022, amounted to $4.2 million, a decrease of $1.8 million, or 30%, compared to the three months ended December 31, 2021 and was impacted by the following three non-core operating items:
•On October 5, 2022, the Company ended its revenue sharing relationship with an insurance agency and sold the rights to the future cash flows on these insurance policies to the agency. The transaction resulted in a one-time gain on sale of insurance commissions of $2.0 million and the Company has no other insurance agency relationships. Prior to the sale, the Company had referred clients, assisted with servicing and shared the resulting revenue.
•In the fourth quarter, the Company realized net losses on sales of debt securities of $3.0 million after executing a bond restructure in which it sold lower-yielding debt securities with an amortized cost of $39.9 million.
•Non-interest income for the prior year quarter was impacted by a gain on the sale of other real estate owned ("OREO") of $1.1 million.

Excluding these three non-core operating items, non-interest income increased $359 thousand, or 7%, resulting primarily from increases in deposit and interchange fees of $448 thousand, partially offset by a decrease in wealth management fees of $201 thousand.

Non-Interest Expense
Non-interest expense for the three months ended December 31, 2022, amounted to $28.2 million, an increase of $1.6 million, or 6%, compared to the three months ended December 31, 2021.
•The increase in non-interest expense over the prior year period resulted primarily from increases in salaries and employee benefits of $1.4 million, audit, legal and other professional fees of $226 thousand and advertising and public relation expense of $250 thousand.

Credit Quality
The allowance for credit losses ("ACL") for loans amounted to $52.6 million, or 1.66% of total loans, at December 31, 2022, compared to $47.7 million, or 1.63% of total loans, at December 31, 2021. The reserve for unfunded commitments (included in other liabilities) amounted to $4.3 million at December 31, 2022, compared to $3.7 million at December 31, 2021. The Company’s reserves were impacted by growth and worsening forecasted economic conditions, partially offset by strong credit quality.

Net charge-offs for the three months ended December 31, 2022, amounted to $166 thousand, compared to net recoveries of $108 thousand for the three months ended December 31, 2021.

Non-performing loans amounted to $6.1 million, or 0.19% of total loans, at December 31, 2022, compared to $26.5 million, or 0.91% of total loans, at December 31, 2021. The decrease in non-performing loans was due primarily to two commercial relationships, amounting to $17.9 million, which were upgraded and restored to accrual status during the second quarter of 2022, due to improved financial strength and consistent payment history. At December 31, 2022 and December 31, 2021, the Company had no OREO.

Balance Sheet
Total assets amounted to $4.44 billion at December 31, 2022, compared to $4.45 billion at December 31, 2021, a decrease of $9.5 million.

Total interest-earning deposits with banks amounted to $230.7 million at December 31, 2022, compared to $403.0 million at December 31, 2021, a decrease of $172.3 million, or 43%. The decrease in interest-earning deposits with banks was primarily from loan growth.

Total investment securities at fair value amounted to $820.4 million at December 31, 2022, compared to $958.2 million at December 31, 2021, a decrease of $137.8 million, or 14%. The change resulted primarily from a decline in the fair value of the Company's debt securities portfolio of $130.0 million during the period. Management has concluded that the unrealized losses resulted from significant increases in market interest rates during 2022 and that no allowance for credit losses was considered necessary as of December 31, 2022.

Total loans amounted to $3.18 billion at December 31, 2022, compared to $2.92 billion at December 31, 2021, an increase of $259.8 million, or 9%.
•Core loans (non-GAAP) increased $329.1 million, or 12%, over the respective periods. Included in the loan growth for the period was $75.7 million in retained residential mortgages.
•At December 31, 2022, the Company had $2.2 million in PPP loans outstanding, compared to $71.5 million at December 31, 2021. Loans that were originated under the PPP and remained outstanding at December 31, 2022 are considered to be core loans (non-GAAP), as management does not expect the majority of the remaining balances to be forgiven by the SBA.

Customer deposits amounted to $4.04 billion at December 31, 2022, compared to $3.98 billion at December 31, 2021, an increase of $55.6 million, or 1%.

Shareholders' Equity & Regulatory Capital
Total shareholders' equity amounted to $282.3 million at December 31, 2022, compared to $346.9 million at December 31, 2021, a decrease of $64.6 million, or 19%. The change was attributable primarily to a decrease in accumulated other comprehensive income ("AOCI") of $100.9 million since December 31, 2021, partially offset by an increase in retained earnings of $32.8 million over the same period. The change in AOCI resulted from a decrease in the fair value of debt securities, which is attributed to the significant increase in market interest rates during the year ended December 31, 2022. The Company classifies all debt securities as available-for-sale and anticipates they will mature or be called at par value.

The Company's reported book value per common share and return on average shareholders' equity ratios were impacted by the change in AOCI as follows:
•Book value per common share was $23.26 at December 31, 2022, compared to $28.82 at December 31, 2021, a decrease of 19%. Excluding AOCI (non-GAAP), book value per common share was $31.19 at December 31, 2022, compared to $28.43 at December 31, 2021, an increase of 10%.
•Return on average shareholders' equity was 18.08% and 12.56% for the quarters ended December 31, 2022, and December 31, 2021, respectively. Return on average shareholders' equity, excluding AOCI (non-GAAP), was 13.03% and 12.69% for the quarters ended December 31, 2022, and December 31, 2021, respectively.

Total Capital and Tier 1 Capital to risk weighted assets, of which AOCI is not a component, amounted to 13.49% and 10.56%, respectively, at December 31, 2022 compared to 13.73% and 10.62%, respectively, at December 31, 2021. The decrease in capital ratios was attributed mostly to loan growth.

Wealth Management
Wealth assets under management and wealth assets under administration, which are not carried as assets on the Company's consolidated balance sheets, amounted to $891.5 million and $198.6 million, respectively, at December 31, 2022, representing decreases of $150.0 million, or 14%, and $59.3 million, or 23%, respectively, compared to December 31, 2021. The decreases in wealth assets under management and wealth assets under administration were attributable primarily to declines in market values during the year ended December 31, 2022.

Non-GAAP Measures
Throughout this press release, certain measures have been adjusted to provide what management believes are more meaningful comparisons between periods. The items principally impacted and reported as non-GAAP were loans (PPP loans), shareholders' equity (AOCI), and any related measures presented. We refer to any prior period measure that excludes PPP loans as "core". The remaining PPP loans outstanding at December 31, 2022 are included in core loans (non-GAAP), as the majority of the remaining balances are no longer expected to be forgiven by the SBA. The activity which resulted in the Company's use of non-GAAP measures consisted of: (1) the Company's origination of over $715 million in short-term PPP loans between April 2020 and May 2021; (2) forgiveness of PPP loans by the SBA which began in November 2020 and continued through the current period, and approximately 99.7% of the principal balance of PPP loans originated by the Company has been forgiven by the SBA through December 31, 2022; and (3) the significant increase in market interest rates during 2022 has resulted in unrealized losses in the Company's available-for-sale debt securities portfolio at December 31, 2022 of $124.1 million and an accumulated other comprehensive loss, included in shareholder's equity, of $96.2 million. The tables beginning on page 12 of this press release provide a reconciliation of the non-GAAP measures to the information presented under U.S. generally accepted accounting principles ("GAAP").

About Enterprise Bancorp, Inc.
Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 133 consecutive profitable quarters. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic and digital banking options, as well as wealth management, and trust services. The Company's headquarters and Enterprise Bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Northern Middlesex, Northern Essex, and Northern Worcester counties of Massachusetts and the Southern Hillsborough and Southern Rockingham counties in New Hampshire. Enterprise Bank has 27 full-service branches located in the Massachusetts communities of Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Lexington, Lowell (2), Methuen, North Andover, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Londonderry, Nashua (2), Pelham, Salem and Windham.

Forward-Looking Statements
This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," "plan," and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties, and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed in, or implied by, the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions changes in market interest rates, the persistence of the current inflationary environment in our market areas and the United States, the uncertain impacts of quantitative tightening and current and future monetary policies of the Federal Reserve, regulatory considerations, the impact of the ongoing COVID-19 pandemic and any current or future variants thereof, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, the receipt of required regulatory approvals, changes in tax laws, and current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. For more information about these factors, please see our reports filed with or furnished to the U.S. Securities and Exchange Commission (the "SEC"), including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands, except per share data)	December 31, 2022	December 31, 2021
Assets
Cash and cash equivalents:
Cash and due from banks	$36,901	$33,572
Interest-earning deposits with banks	230,688	403,004
Total cash and cash equivalents	267,589	436,576
Investments:
Debt securities at fair value (amortized cost of $940,227 and $950,523, respectively)	816,102	956,430
Equity securities at fair value	4,269	1,785
Total investment securities at fair value	820,371	958,215
Federal Home Loan Bank ("FHLB") stock	2,343	2,164
Loans:
Total loans	3,180,518	2,920,684
Allowance for credit losses	(52,640)	(47,704)
Net loans	3,127,878	2,872,980
Premises and equipment, net	44,228	44,689
Lease right-of-use asset	24,923	24,295
Accrued interest receivable	17,117	13,354
Deferred income taxes, net	51,981	19,644
Bank-owned life insurance	64,156	62,954
Prepaid income taxes	683	279
Prepaid expenses and other assets	11,408	7,013
Goodwill	5,656	5,656
Total assets	$4,438,333	$4,447,819
Liabilities and Shareholders' Equity
Liabilities
Deposits	$4,035,806	$3,980,239
Borrowed funds	3,216	5,479
Subordinated debt	59,182	58,979
Lease liability	24,415	23,627
Accrued expenses and other liabilities	31,442	31,063
Accrued interest payable	2,005	1,537
Total liabilities	4,156,066	4,100,924
Commitments and Contingencies
Shareholders' Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized; 12,133,516 and 12,038,382 shares issued and outstanding, respectively	121	120
Additional paid-in capital	103,793	100,352
Retained earnings	274,560	241,761
Accumulated other comprehensive (loss) income	(96,207)	4,662
Total shareholders' equity	282,267	346,895
Total liabilities and shareholders' equity	$4,438,333	$4,447,819

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2022	2021	2022	2021
Interest and dividend income:
Loans and loans held for sale	$37,785	$32,478	$135,934	$133,208
Investment securities	4,868	4,428	18,965	15,143
Other interest-earning assets	3,372	211	6,014	682
Total interest and dividend income	46,025	37,117	160,913	149,033
Interest expense:
Deposits	2,980	627	5,711	3,922
Borrowed funds	13	17	52	60
Subordinated debt	867	818	3,352	3,495
Total interest expense	3,860	1,462	9,115	7,477
Net interest income	42,165	35,655	151,798	141,556
Provision for credit losses	1,861	1,023	5,800	1,770
Net interest income after provision for credit losses	40,304	34,632	145,998	139,786
Non-interest income:
Wealth management fees	1,568	1,769	6,533	6,787
Deposit and interchange fees	2,349	1,901	8,196	6,971
Income on bank-owned life insurance, net	309	303	1,202	821
Net (losses) gains on sales of debt securities	(3,035)	—	(1,973)	128
Net gains on sales of loans	—	38	30	833
Net gain on sale of OREO	—	1,126	—	1,126
Net gain on sale of insurance commissions	2,034	—	2,034	—
Loss on termination of swaps	—	—	—	(1,847)
Gain (loss) on equity securities	174	92	(514)	246
Other income	811	748	2,954	3,042
Total non-interest income	4,210	5,977	18,462	18,107
Non-interest expense:
Salaries and employee benefits	18,670	17,256	72,120	66,633
Occupancy and equipment expenses	2,317	2,382	9,299	9,650
Technology and telecommunications expenses	2,581	2,697	10,735	10,574
Advertising and public relations expenses	1,021	771	2,758	2,373
Audit, legal and other professional fees	871	645	2,949	2,347
Deposit insurance premiums	470	583	1,783	1,910
Supplies and postage expenses	249	214	912	819
Loss on extinguishment of subordinated debt	—	—	—	713
Other operating expenses	1,988	1,978	7,758	7,116
Total non-interest expense	28,167	26,526	108,314	102,135
Income before income taxes	16,347	14,083	56,146	55,758
Provision for income taxes	4,041	3,235	13,430	13,587
Net income	$12,306	$10,848	$42,716	$42,171

Basic earnings per common share	$1.01	$0.90	$3.53	$3.51
Diluted earnings per common share	$1.01	$0.90	$3.52	$3.50

Basic weighted average common shares outstanding	12,128,019	12,031,471	12,103,033	12,005,838
Diluted weighted average common shares outstanding	12,168,753	12,093,097	12,149,777	12,051,293

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the three months ended
(Dollars in thousands, except per share data)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Balance Sheet Data
Total cash and cash equivalents	$267,589	$413,688	$306,460	$429,687	$436,576
Total investment securities at fair value	820,371	831,030	866,580	910,013	958,215
Total loans	3,180,518	3,109,369	3,084,915	2,962,721	2,920,684
Allowance for credit losses	(52,640)	(51,211)	(50,703)	(48,424)	(47,704)
Total assets	4,438,333	4,529,820	4,417,447	4,454,474	4,447,819
Total deposits	4,035,806	4,138,038	4,016,814	4,034,500	3,980,239
Subordinated debt	59,182	59,102	59,039	59,009	58,979
Total shareholders' equity	282,267	272,193	285,110	310,539	346,895
Total liabilities and shareholders' equity	4,438,333	4,529,820	4,417,447	4,454,474	4,447,819

Wealth Management
Wealth assets under management	$891,451	$835,661	$849,536	$961,491	$1,041,409
Wealth assets under administration	$198,586	$185,977	$205,646	$243,247	$257,867

Shareholders' Equity Ratios
Book value per common share	$23.26	$22.44	$23.53	$25.66	$28.82
Dividends paid per common share	$0.205	$0.205	$0.205	$0.205	$0.185

Regulatory Capital Ratios
Total capital to risk weighted assets	13.49%	13.49%	13.38%	13.72%	13.73%
Tier 1 capital to risk weighted assets(1)	10.56%	10.52%	10.38%	10.65%	10.62%
Tier 1 capital to average assets	8.10%	7.89%	8.03%	7.83%	7.56%

Credit Quality Data
Non-performing loans	$6,122	$5,717	$6,321	$25,173	$26,522
Non-performing loans to total loans	0.19%	0.18%	0.20%	0.85%	0.91%
Non-performing assets to total assets	0.14%	0.13%	0.14%	0.57%	0.60%
ACL for loans to total loans	1.66%	1.65%	1.64%	1.63%	1.63%

Income Statement Data
Net interest income	$42,165	$39,779	$35,821	$34,033	$35,655
Provision for credit losses	1,861	1,000	2,409	530	1,023
Total non-interest income	4,210	4,525	4,132	5,595	5,977
Total non-interest expense	28,167	27,537	26,853	25,757	26,526
Income before income taxes	16,347	15,767	10,691	13,341	14,083
Provision for income taxes	4,041	3,805	2,530	3,054	3,235
Net income	$12,306	$11,962	$8,161	$10,287	$10,848

Income Statement Ratios
Diluted earnings per common share	$1.01	$0.98	$0.67	$0.85	$0.90
Return on average total assets	1.08%	1.05%	0.76%	0.95%	0.97%
Return on average shareholders' equity	18.08%	16.47%	11.24%	12.56%	12.56%
Net interest margin (tax-equivalent)(2)	3.81%	3.61%	3.45%	3.28%	3.34%
(1)Ratio also represents common equity tier 1 capital to risk weighted assets as of the periods presented.
(2)Tax-equivalent net interest margin is net interest income adjusted for the tax-equivalent effect associated with tax-exempt loan and investment income, expressed as a percentage of average interest-earning assets.

ENTERPRISE BANCORP, INC.
Consolidated Loan and Deposit Data
(unaudited)

Major classifications of loans at the dates indicated were as follows:

(Dollars in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Commercial real estate	$1,921,410	$1,886,365	$1,865,198	$1,779,691	$1,680,792
Commercial and industrial	412,277	413,347	422,006	408,341	412,070
Commercial construction	424,049	396,027	385,752	375,709	410,443
SBA PPP	2,213	2,725	15,288	32,153	71,502
Total commercial loans	2,759,949	2,698,464	2,688,244	2,595,894	2,574,807

Residential mortgages	332,632	321,663	307,131	280,507	256,940
Home equity loans and lines	79,807	80,882	81,648	78,557	80,467
Consumer	8,130	8,360	7,892	7,763	8,470
Total retail loans	420,569	410,905	396,671	366,827	345,877
Total loans	3,180,518	3,109,369	3,084,915	2,962,721	2,920,684

ACL for loans	(52,640)	(51,211)	(50,703)	(48,424)	(47,704)
Net loans	$3,127,878	$3,058,158	$3,034,212	$2,914,297	$2,872,980

Deposits are summarized as follows as of the periods indicated:

(Dollars in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Non-interest checking	$1,361,588	$1,441,104	$1,457,220	$1,444,047	$1,364,258
Interest-bearing checking	678,715	719,474	712,898	718,107	743,587
Savings	326,666	351,665	334,728	334,923	310,244
Money market	1,381,645	1,395,756	1,293,453	1,337,670	1,355,701
CDs $250,000 or less	187,758	163,520	144,084	149,309	154,403
CDs greater than $250,000	99,434	66,519	74,431	50,444	52,046
Deposits	$4,035,806	$4,138,038	$4,016,814	$4,034,500	$3,980,239

ENTERPRISE BANCORP, INC.
Consolidated Average Balance Sheets and Yields (tax-equivalent basis)
(unaudited)

The following table presents the Company's average balance sheets, net interest income and average rates for the three months ended December 31, 2022 and 2021:

	Three months ended December 31, 2022			Three months ended December 31, 2021
(Dollars in thousands)	Average Balance	Interest(1)	Average Yield(1)	Average Balance	Interest(1)	Average Yield(1)
Assets:
Loans and loans held for sale(2) (tax-equivalent)	$3,118,304	$37,895	4.82%	$2,872,959	$32,593	4.50%
Investment securities(3) (tax-equivalent)	952,975	5,099	2.14%	871,368	4,660	2.14%
Other interest-earning assets(4)	360,557	3,372	3.71%	533,653	211	0.16%
Total interest-earnings assets (tax-equivalent)	4,431,836	46,366	4.16%	4,277,980	37,464	3.48%
Other assets	71,289			179,178
Total assets	$4,503,125			$4,457,158

Liabilities and stockholders' equity:
Interest checking, savings and money market	$2,413,646	2,211	0.36%	$2,331,973	355	0.06%
CDs	260,265	769	1.17%	209,299	272	0.52%
Borrowed funds	2,999	13	1.69%	7,306	17	0.90%
Subordinated debt(5)	59,132	867	5.86%	58,961	818	5.55%
Total interest-bearing funding	2,736,042	3,860	0.56%	2,607,539	1,462	0.22%
Non-interest checking	1,442,108	—		1,445,934	—
Total deposits, borrowed funds and subordinated debt	4,178,150	3,860	0.37%	4,053,473	1,462	0.14%
Other liabilities	54,922			61,050
Total liabilities	4,233,072			4,114,523
Stockholders' equity	270,053			342,635
Total liabilities and stockholders' equity	$4,503,125			$4,457,158

Net interest-rate spread (tax-equivalent)			3.60%			3.26%
Net interest income (tax-equivalent)		42,506			36,002
Net interest margin (tax-equivalent)			3.81%			3.34%
Less tax-equivalent adjustment		341			347
Net interest income		$42,165			$35,655
Net interest margin			3.78%			3.31%
(1)Average yields and interest income are presented on a tax-equivalent basis, calculated using a U.S. federal income tax rate of 21% in both 2022 and 2021, based on tax-equivalent adjustments associated with tax-exempt loans and investments interest income.
(2)Average loans and loans held for sale include non-accrual loans and are net of average deferred loan fees.
(3)Average investments are presented at average amortized cost.
(4)Average other interest-earning assets include interest-earning deposits with banks, federal funds sold and FHLB stock.
(5)The subordinated debt is net of average deferred debt issuance costs.

ENTERPRISE BANCORP, INC.
Consolidated Average Balance Sheets and Yields (tax-equivalent basis)
(unaudited)

The following table presents the Company's average balance sheets, net interest income and average rates for the years ended December 31, 2022 and 2021:

	Year ended December 31, 2022			Year ended December 31, 2021
(Dollars in thousands)	Average Balance	Interest(1)	Average Yield(1)	Average Balance	Interest(1)	Average Yield(1)
Assets:
Loans and loans held for sale(2) (tax-equivalent)	$3,034,608	$136,381	4.49%	$2,969,777	$133,696	4.50%
Investment securities(3) (tax-equivalent)	955,927	19,891	2.08%	680,261	16,072	2.36%
Other interest-earning assets(4)	333,433	6,014	1.80%	501,201	682	0.14%
Total interest-earnings assets (tax-equivalent)	4,323,968	162,286	3.75%	4,151,239	150,450	3.62%
Other assets	110,238			169,315
Total assets	$4,434,206			$4,320,554

Liabilities and stockholders' equity:
Interest checking, savings and money market	$2,381,774	4,091	0.17%	$2,249,023	1,558	0.07%
CDs	221,050	1,620	0.73%	224,627	1,700	0.76%
Brokered deposits	—	—	—%	45,617	664	1.46%
Borrowed funds	3,286	52	1.58%	7,632	60	0.79%
Subordinated debt(5)	59,050	3,352	5.68%	62,546	3,495	5.59%
Total interest-bearing funding	2,665,160	9,115	0.34%	2,589,445	7,477	0.29%
Non-interest checking	1,422,618	—		1,341,633	—
Total deposits, borrowed funds and subordinated debt	4,087,778	9,115	0.22%	3,931,078	7,477	0.19%
Other liabilities	51,274			51,913
Total liabilities	4,139,052			3,982,991
Stockholders' equity	295,154			337,563
Total liabilities and stockholders' equity	$4,434,206			$4,320,554

Net interest-rate spread (tax-equivalent)			3.41%			3.33%
Net interest income (tax-equivalent)		153,171			142,973
Net interest margin (tax-equivalent)			3.54%			3.44%
Less tax-equivalent adjustment		1,373			1,417
Net interest income		$151,798			$141,556
Net interest margin			3.51%			3.41%
(1)Average yields and interest income are presented on a tax-equivalent basis, calculated using a U.S. federal income tax rate of 21% in both 2022 and 2021, based on tax-equivalent adjustments associated with tax-exempt loans and investments interest income.
(2)Average loans and loans held for sale include non-accrual loans and are net of average deferred loan fees.
(3)Average investments are presented at average amortized cost.
(4)Average other interest-earning assets include interest-earning deposits with banks, federal funds sold and FHLB stock.
(5)The subordinated debt is net of average deferred debt issuance costs.

ENTERPRISE BANCORP, INC.
Non-GAAP Financial Measures and Reconciliations
(unaudited)

NON-GAAP MEASURES
The accompanying unaudited consolidated interim financial statements have been prepared in accordance with GAAP. However, certain financial measures we present are supplemental measures that are not required by or are not presented in accordance with GAAP. These non-GAAP measures are intended to provide the reader with additional supplemental perspectives on operating results, performance trends, and financial condition. Non-GAAP financial measures are not a substitute for GAAP measures; they should be read and used in conjunction with the Company's GAAP financial information. In addition, the non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies; therefore, these measures may not be comparable to other similarly titled measures as presented by other companies.

The following tables summarize the reconciliation of GAAP to non-GAAP measures related to the impact of PPP loans on total loans and loan interest income:

(Dollars in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Total Core Loans
Total loans	$3,180,518	$3,109,369	$3,084,915	$2,962,721	$2,920,684
Adjustment: PPP loans(1)	—	(2,725)	(15,288)	(32,153)	(71,502)
Total core loans (non-GAAP)	$3,180,518	$3,106,644	$3,069,627	$2,930,568	$2,849,182
(1)PPP loan outstanding at December 31, 2022, amounting to $2.2 million, are considered core loans (non-GAAP), as the remaining balances are not expected to be forgiven by the SBA.

	Three months ended		Year ended
	December 31,		December 31,
(Dollars in thousands)	2022	2021	2022	2021
Loan Income Excluding PPP Income
Loan income	$37,785	$32,478	$135,934	$133,208
Adjustment: PPP income	(24)	(3,195)	(2,561)	(19,691)
Loan income excluding PPP income (non-GAAP)	$37,761	$29,283	$133,373	$113,517

Net Interest Income Excluding PPP Income
Net interest income	$42,165	$35,655	$151,798	$141,556
Adjustment: PPP income	(24)	(3,195)	(2,561)	(19,691)
Net interest income excluding PPP income (non-GAAP)	$42,141	$32,460	$149,237	$121,865

ENTERPRISE BANCORP, INC.
Non-GAAP Financial Measures and Reconciliations (continued)
(unaudited)

The following tables summarize the reconciliation of GAAP to non-GAAP measures related to the impact of AOCI on the Company's reported book value per common share and return on average shareholders' equity:

	At or for the three months ended
(Dollars in thousands, except per share data)	December 31, 2022	December 31, 2021
Shareholders' Equity
Total shareholders' equity (as reported)	$282,267	$346,895
Less: accumulated other comprehensive (loss) income	(96,207)	4,662
Shareholders' equity excluding AOCI (non-GAAP)	$378,474	$342,233

Book Value Per Common Share
Book value per common share (as reported)	$23.26	$28.82
Book value per common share excluding AOCI (non-GAAP)	$31.19	$28.43

Average Shareholders' Equity
Total average shareholders' equity (as reported)	$270,053	$342,635
Less: average accumulated other comprehensive (loss) income	(104,617)	3,585
Average shareholders' equity excluding AOCI (non-GAAP)	$374,670	$339,050

Return on Average Shareholders' Equity
Return on average shareholders' equity (as reported)	18.08%	12.56%
Return on average shareholders' equity excluding AOCI (non-GAAP)	13.03%	12.69%